Exhibit 10.41


August 7, 1998



Mr. Jim Rounds
12326 Marine View Drive
Edmonds, WA  98026

Dear Jim:

We would like to offer you the position of Vice President of Engineering for Data I/O Corporation. You will serve as a corporate officer on the Executive Committee. We would like your start date to be September 16, if this is acceptable to you.

The total cash compensation for this position is comprised of two elements, an annual base salary of $200,000, plus participation in the Management Incentive Compensation Plan ("MICP") at 30% of your base salary ($60,000) for performance at target. The elements of this incentive plan are outlined in the attachment. For 1998, your bonus will be pro-rated (based on your actual 1998 earnings) and will be guaranteed.

An award of 71,000 shares of non-qualified options will be granted to you. These options have a two year vesting period and are priced at the average Fair Market Value of our stock on the later of the board approval date or your start date. In addition, should Data I/O undergo any change in control (for example, be acquired by another company), these options will fully vest.

If you are subject to a lay-off, you will receive one year salary (base plus bonus) as severance and your options will immediately vest.

You will be eligible for all company benefit programs as outlined in the Data I/O Team Member Handbook. Your medical, dental, vision, and life insurance benefits are effective on your first day of employment. You will have 30 days after you begin work to choose the type of coverage you would like. We also have a generous Person Time Off ("PTO") policy which gives every employee twenty days per year of vacation/sick leave.

Your employment is conditional upon execution of our Employment Agreement (see attached) and completion of an I-9 Form. In order to comply with the Immigration Reform and Control Act of 1986, we must make sure that all new team members have the right to legally work in the United States. Please bring sufficient documents to complete the I-9 Form on your first day of work (e.g.: (1) passport
(2) drivers license and social security card, or (3) drivers license and original birth certificate).

While this offer does not express or imply an employment contract between you and Data I/O for any specific period time, we believe that the relationship will be productive and mutually beneficial.

Your signature below indicates acceptance of this offer. The terms and conditions outlined above are all of the terms and conditions of this offer.

Sincerely,


//S//DAVID C. BULLIS
Dave Bullis
President and CEO

enclosures

==================================================================
I agree to the offer as stated above.



Signed //S//JIM ROUNDS   Date Sept. 8, 1998



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